Exhibit 19.1
Markel Group
Insider Trading Policy

Chief Legal Officer, Markel Group Inc.
4521 Highwoods Parkway, Glen Allen, VA 23060

Contents	1 Purpose	p 03
	2 Definitions	p 03
Insider Trading Policy	3 Accountability	p 04
	4 Policy statement	p 04
	5 Communications	p 06
	6 Affected areas	p 06
	7 Review cycle	p 06
	8 Effective date	p 06
	9 Enforcement	p 06
	10 Board approval	p 07

Markel Group

1.Purpose

The purpose of this policy is to promote compliance by Markel Group Inc. and its subsidiaries (“Markel Group”), and Markel Group’s employees, officers and directors, who are subject to this policy, with applicable securities laws regarding insider trading. In this policy, terms like “we”, “us” and “our” refer to Markel Group and terms like “you” and “your” refer to Markel Group’s employees, officers and directors who are subject to this policy. Markel Group has adopted a separate policy that applies to Section 16 Persons.

U.S. federal and state securities laws impose specific obligations in connection with transactions in publicly traded securities. For example, U.S. Securities and Exchange Commission (SEC) Rule 10b-5 prohibits directors, officers and employees (regardless of title or position) of publicly held companies from purchasing or selling company securities if they possess material non-public information about the company. Securities laws also prohibit disclosing material non-public information to another person or recommending that they trade in a public company’s securities based on such information. Misuse of non-public information, such as insider dealing, market abuse or unlawful disclosure, can also result in violation of international laws and regulations.

The nature of our business activities means that you may become aware of material non-public information about Markel Group. During the ordinary course of business, you also may become aware of material non-public information about other companies, including our business partners, customers, vendors and other companies with whom we do business.

2.Definitions

Inside Information: Inside Information means Material, Non-public information about a company.

Material: Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a company’s Securities. Positive or negative information can be material. In addition, when considering whether information is material, it is important to remember that if any transaction becomes subject to scrutiny, it is often evaluated with the benefit of hindsight.

Examples of information that could be considered Material include:

•projected or unreported financial results, especially quarterly and year-end results or guidance;
•pending or proposed acquisitions or mergers;
•pending or proposed sales/divestitures of a significant business or portion of the company’s assets;
•significant pending or proposed joint ventures;
•significant company restructurings;
•significant related party transactions;
•potential losses, including from major weather events or other catastrophes;
•tender offers;
•significant bank borrowings or other significant financings out of the ordinary course;
•changes relating to a company’s Securities, including dividends, share distributions, stock splits, repurchases or redemptions;
•changes in senior management;
•significant changes in operations;
•significant changes in financial performance, condition or liquidity of the company as a whole or of a reporting segment;
•significant cybersecurity breaches or incidents;
•changes in auditors or notification that an auditor’s reports may no longer be relied upon;
•significant litigation or regulatory actions;
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•major discoveries or significant changes or developments in products or product lines, research or technologies;
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•significant pricing changes;
•significant labor disputes or negotiations, including possible strikes; or
•significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

Non-public: Information is non-public until it has been widely disseminated (as, for example, by a press release or SEC filing), and the investing public has had time to absorb the information. For Markel Group, this would typically be one full trading day.

Section 16 Persons: Members of Markel Group’s Board of Directors and all officers designated as Section 16 officers of Markel Group.

Securities: Securities include common stock, options to purchase common stock, or any other type of securities that a company may issue, including (but not limited to) preferred stock, convertible debt and warrants, as well as derivative securities that are not issued by the company, such as exchange-traded put or call options or swaps relating to such company’s Securities.

Tipping: Tipping means (i) disclosing Inside Information to another person (including, without limitation, family members) or (ii) recommending or expressing opinions regarding the purchase or sale of a company’s Securities on the basis of Inside Information.

3.Accountability

You must be familiar with this policy and follow its requirements. You are also responsible for making sure that any family or household member, or entity that you influence or control (including, corporations, partnerships or trusts), also complies with this policy. You are responsible for determining whether you or they possess Inside Information. Any action on the part of Markel Group, the Chief Legal Officer or any other director, officer or employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

For this policy, your family and household members include family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Securities. This policy does not apply to personal securities transactions of family or household members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family or household members. Entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

4.Policy statement

4.1.Insider Trading Prohibition

You may not:

▪trade in Markel Group Securities while in possession of Inside Information about Markel Group;
▪trade in the Securities of another publicly traded company, including companies with whom Markel Group has a business connection, while in possession of Inside Information, whether about Markel Group or another company that was obtained during the course of business or association with Markel Group;
▪engage in Tipping with respect to either Markel Group Securities or the Securities of another publicly traded company, including companies with whom Markel Group has a business connection; or
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▪trade in Markel Group Securities after being notified that such trading is prohibited, which will typically occur on a quarterly basis for employees who receive or have access to IBNR materials or contribute to, distribute, receive or have access to information relating to the quarterly financial close process, but may also occur in connection with material events or potential transactions (such as an acquisition, divestiture or joint venture) that are being considered.

Transactions subject to this policy include not only market transactions, but also private purchases and sales, gifts, pledges to secure a loan or margin account, hedges and loans. The provisions of this policy prohibiting transactions while you possess Inside Information continue to apply even after you terminate your employment or association with Markel Group.
It is the policy of Markel Group that Markel Group will comply with applicable securities laws in connection with Markel Group’s transactions in Markel Group Securities, including, subject to applicable exceptions, prohibitions on engaging in transactions in Markel Group Securities while aware of Inside Information about Markel Group.

4.2.Additional Guidance for Transactions in Markel Group’s Securities
A:     Recommended Trading Window. In general, the best time for you (as well as the family and household members and entities described in Section 3 above) to engage in transactions in Markel Group Securities is during the “window period,” which generally begins on the second business day after the release of quarterly and annual results and ends on the last trading day of the second month of each calendar quarter. This “window period” is typically a time during which the company has recently publicly disclosed information that may be considered Inside Information absent disclosure. THIS IS A GENERAL GUIDELINE ONLY. TRADING IS NOT PERMITTED AT ANY TIME, EVEN DURING A WINDOW PERIOD, IF YOU POSSESS INSIDE INFORMATION OR HAVE BEEN NOTIFIED THAT SUCH TRADING IS PROHIBITED.
B:     Exercise Caution. Even if you do not believe you possess any Inside Information, trading outside a window period can create the appearance of impropriety if there is a significant change in the price of Markel Group Securities after results or other Inside Information is subsequently announced. It would also be advisable to refrain from trading after a major weather event or other catastrophe (e.g., a hurricane) has occurred and before Markel Group has announced the financial impact of the event or circumstances.
C:     Special Circumstances.

I:    Automatic/recurring acquisitions of Securities under employee benefit plans such as Markel Group’s 401(k) plan or employee stock purchase plan, resulting from elections made during a time period when you were permitted to trade in Markel Group Securities under this policy should not give rise to any issues; however, you may not change purchase elections, make discretionary shifts of funds between Markel Group Securities and other investment options, or make discretionary purchases/sales of Markel Group Securities during a time period when you are not permitted to trade in Markel Group Securities or when in possession of Inside Information.
II:    This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have Markel Group withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This policy does apply, however, to any market sale of restricted stock.
III:     Trading in market options (e.g., puts and calls) on Markel Group Securities is discouraged. If you are not permitted to trade in Markel Group Securities or you possess Inside Information at the settlement date for the option, you may not be able to complete the transaction; moreover, there are serious questions as to whether it is appropriate for you to appear to be making bets on short-term price movements in Markel Group’s Securities.
IV:     Short sales (i.e., the sale of a Security that the seller does not own) of Markel Group Securities are discouraged. A short sale may evidence an expectation that the Securities will decline in value and may reduce a seller’s incentive to seek to improve a company’s performance, and U.S. securities laws expressly prohibit such sales by our Section 16 Persons.
V:    Holding Markel Group Securities in a margin account or pledging Markel Group Securities as collateral for a loan is discouraged, and may in certain circumstances be prohibited or limited. If you fail to meet a margin call or make a loan payment, you may be responsible for any subsequent sale just as if you made it yourself, and such transactions could occur during a time when you are not permitted to trade in Markel Group Securities or you possess Inside Information.
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VI:     Placing standing or limit orders on Markel Group Securities is discouraged. There is no control over the timing of purchases or sales that result from standing instructions to a broker (and so a transaction could occur when you are not permitted to trade in Markel Group Securities or you possess Inside Information). If you use a standing order or limit order, the order should be for a very short duration.
VII:     Transactions in mutual funds that are invested in Markel Group Securities are not subject to this policy.
VIII:     In addition, this policy does not apply to transactions under a trading plan that meets the requirements of Exchange Act Rule 10b5-1. In general, a Rule 10b5-1 plan must be entered into when a person is not aware of Inside Information. Once the plan is adopted, the person must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

5.Communications

This policy will be electronically distributed to and acknowledged by recipients on an annual basis and posted on Markel Group’s policy management system.

6.Affected areas

This policy applies to all employees, officers and directors of Markel Group worldwide, except for (i) Section 16 Persons and (ii) the Markel Ventures companies. Markel Group has adopted a separate insider trading policy that applies to Section 16 Persons. Markel Ventures companies receive and follow the requirements of the Markel Group Code of Conduct, which requires compliance with securities laws and regulations that prohibit trading in Markel Group securities when in possession of material non-public information or disclosing the same to third parties.

7.Review cycle

This policy will be reviewed periodically to assess if changes are required or advisable.

8.Effective date

This policy was originally adopted by the Markel Group Board of Directors effective on January 1, 2022 and was most recently updated effective November 13, 2024.

9.Enforcement

If you have questions regarding this policy, contact Markel Group’s Chief Legal Officer or any of Markel Group’s Corporate legal counsel in Glen Allen, Virginia. Markel International personnel should contact the Senior Managing Director, Legal – International.

Violations of securities laws, whether in the U.S. or internationally, can expose both Markel Group and the individuals involved to significant liabilities. Individuals violating these laws may be liable for significant civil penalties, criminal fines and imprisonment. Securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

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In addition, violation of this policy can result in disciplinary actions by Markel Group, up to and including termination of employment.

10.Board approval

This policy has been approved and its circulation authorized by Markel Group’s Board of Directors.
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